SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): March 7, 2001



                      FORTUNE NATURAL RESOURCES CORPORATION
                      -------------------------------------
             (Exact name of Registrant as specified in its charter)



           Delaware                  1-12334                95-4114732
           --------                  -------                ----------
 (State or other jurisdiction      (Commission             (IRS Employer
       of incorporation)          File Number)          Identification No.)



               515 W. Greens Road, Suite 720, Houston, Texas 77067
           -----------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code: (281)872-1170 Registrant's telecopier number, including area code: (281)872-1213



                                       N/A
                 ----------------------------------------------
          (Former name or former address, if changed since last report)

      ITEM 5.   OTHER ITEMS

      MARCH 7, 2001 - HOUSTON, TEXAS - FORTUNE NATURAL RESOURCES CORPORATION (NASDAQ OTC BB SYMBOL: FPXA) today announced its financial results for the year and quarter ended December 31, 2000.

      Financial results for full year 2000
      ------------------------------------

      Fortune incurred a net loss for the year ended December 31, 2000 of $247,000, or $0.02 per share, compared to the 1999 net loss of $1,588,000, or $0.13 per share. The lower 2000 loss resulted from higher oil and gas prices, higher gas production and lower costs.

      Fortune's oil and gas revenues increased 87% to $2,794,000 in 2000 as a result of the higher oil and gas prices and higher gas production. Gas prices increased 76% to $4.11 per Mcf during 2000 versus $2.34 per Mcf for 1999. Oil prices increased 66% to $29.67 per Bbl versus $17.89 per Bbl for 1999. Gas production increased 16% to 591,000 Mcf, while oil production decreased 27% to 12,000 Bbls for 2000 versus 1999.

      The producing well at South Timbalier 86 contributed significantly to the improved 2000 operating results. Prior to a recompletion in February 2000, this well was producing less than 4 million cubic feet of gas per day. After the recompletion, production from the well reached a high of 20 million cubic feet of gas per day by June 2000. Fortune owned a 3.16% overriding royalty interest in the well until May 2000, when it increased to an overriding royalty interest of 4%.

      Operating results in 2000 were also positively impacted by recent exploration discoveries such as the Cadiz Brooks #1 and #2 wells, the La Rosa C-6 and C-7 wells, and workover successes at La Rosa. At the end of September 2000, the Cut Off Field K. Pierce #1 well was recompleted and began producing 2 million cubic feet of gas and 30 barrels of condensate per day. Fortune has an approximate 35% working interest and 26% net revenue interest in this well.

      Depreciation, depletion and amortization (DD&A) increased 14% to $949,000 for 2000 versus 1999 primarily because of higher production in 2000.

      General and administrative expense and interest expense decreased 9% and 43%, respectively, for 2000 versus 1999. The lower interest expense results from the conversion of $930,000 of debt to common stock in the first quarter of 2000. Production and operating expense increased 19% because of higher production taxes, higher workover expense and more producing wells in 2000 versus 1999.

      The higher prices and production also resulted in Fortune realizing positive cash flow before changes in operating assets and liabilities of $853,000 during 2000. At December 31, 2000, Fortune reported a cash balance of $1,028,000 and a net working capital balance of $1,424,000. The cash and net working capital balances represent increases of 250% and 372%, respectively, over December 31, 1999. These increases result from the $763,000 of net equity proceeds raised primarily during the first quarter of 2000 and the higher cash flow during 2000.

      The 2000 loss includes a $119,000 extraordinary loss attributable to the non-cash premium paid to the noteholders who converted their $930,000 of notes to common stock during the first quarter of 2000. The 1999 loss included a $61,000 charge for warrants issued to other noteholders who agreed to amend the conversion price of their notes.

      Fourth quarter 2000 versus 1999
      -------------------------------

      Fortune realized net income for the fourth quarter of 2000 of $248,000, or $0.02 per share, compared to a net loss of $327,000, or $0.03 per share, for the same period in 1999. The 2000 income results primarily from higher oil and gas prices and higher gas production.

      Fortune's oil and gas revenues increased 181% to $1,001,000 in the fourth quarter of 2000 versus 1999 as a result of higher oil and gas prices and high gas production. Gas prices increased 97% to $5.40 per Mcf during the fourth quarter of 2000 versus $2.74 per Mcf for the same 1999 period. Oil prices increased 38% to $31.66 per Bbl versus $22.98 per Bbl for 1999. Gas production increased 76% to 169,000 Mcf while oil production decreased 31% to 3,000 Bbls for the fourth quarter of 2000 as compared to the same period in 1999.

      Interest expense decreased 28% for the fourth quarter of 2000 versus 1999. The lower interest expense results from the $930,000 conversion of debt to common stock in the first quarter of 2000.

      DD&A expense increased 72% to $250,000 during the fourth quarter of 2000 primarily because of the increase in gas production. The DD&A rate per Mcfe of production decreased during the fourth quarter of 2000 versus the prior three quarters of 2000 because of reserve additions in late 2000 from Fortune's 2000 exploration discoveries and upward reserve revisions. As previously reported by Fortune, these exploration discoveries and reserve revisions represent a reserve replacement ratio of 165% of Fortune's production for 2000. As a result, Fortune's proved reserves increased 12% to 4 billion cubic feet equivalent at December 31, 2000 versus December 31, 1999. Also as previously reported, Fortune's present value of discounted future net revenue, using a 10% discount rate, of its proved reserves at December 31, 2000 increased 396% to $21.5 million versus $4.3 million at December 31, 1999. This increase is primarily attributable to the 313% increase in the gas price used in the year-end 2000 reserve evaluation. Year-end reserves are reported using the gas price in place on the last day of the year. At December 31, 2000, that price of $10.33 per Mcfe was historically very high. As of March 5, 2001, Fortune was receiving approximately $5.30 per Mcf for its gas production

      President's Remarks
      -------------------

      "We are very pleased with the financial improvements we made in 2000 and Fortune's return to profitability for the last six months of the year," commented Tyrone J. Fairbanks, President and CEO. "In 2000, Fortune continued to reduce its debt, interest expense, general and administrative expense and finding costs. The fourth quarter net income of $248,000 was an all time record for Fortune. Positive cash flow averaged almost $170,000 per month during the fourth quarter with the addition of production from our 2000 exploration discoveries such as Cadiz and Cut-Off field and very favorable oil and gas prices. If prices and Fortune's production remain strong, Fortune could continue to report improved financial results throughout 2001," added Mr. Fairbanks.

      FORTUNE NATURAL RESOURCES CORPORATION is an independent oil and gas exploration and production company with its principal properties located onshore and offshore Louisiana and Texas. Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" within the meaning of the Securities Exchange Act of 1934. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond Fortune's control. For a discussion of the contingencies and uncertainties affecting future events and forward-looking statements, see Fortune's latest Report on Form 10-KSB/A, as well as other filings with the Securities and Exchange Commission. There can be no assurance that Fortune will be successful in meeting its expectations.

                                  ************
                                             Company Contact:  J. Michael Urban
                                                         Vice President and CFO
                                                                (281)  872-1170

                      FORTUNE NATURAL RESOURCES CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------
                   ($ in thousands, except per share figures)

                                                  Three Months Ended  Twelve Months Ended
                                                     December 31,       December 31,
                                                  ------------------  ------------------
                                                    2000      1999      2000      1999
                                                  --------  --------  --------  --------
                                                       (Unaudited)
REVENUES
   Sales of oil and gas, net of royalties         $  1,001  $    356  $  2,794  $  1,492
   Other income                                         10         5        36        38
                                                  --------  --------  --------  --------
                                                     1,011       361     2,830     1,530
                                                  --------  --------  --------  --------
COSTS AND EXPENSES
   Production and operating                            196       202       634       532
   Provision for depletion, depreciation
      and amortization                                 250       145       949       834
   General and administrative                          247       244     1,099     1,204
   Note restructuring cost                               -         -         -        61
   Interest                                             70        97       276       487
                                                  --------  --------  --------  --------
                                                       763       688     2,958     3,118
                                                  --------  --------  --------  --------
Income (loss) before income taxes and
   extraordinary item                                  248      (327)     (128)   (1,588)
Provision for income taxes                               -         -         -         -
                                                  --------  --------  --------  --------
Income (loss) before extraordinary item                248      (327)     (128)   (1,588)
Extraordinary loss on early extinguishments of debt      -         -      (119)        -
                                                  --------  --------  --------  --------
Net income (loss)                                 $    248  $   (327) $   (247) $ (1,588)
                                                  ========  ========  ========  ========
Weighted average number of common
   shares outstanding (thousands)                   16,409    12,260    15,865    12,207
                                                  ========  ========  ========  ========
Net income (loss) per common share (basic and diluted)
   Income (loss) before extraordinary item        $   0.02  $  (0.03) $  (0.01) $  (0.13)
   Extraordinary item                                    -         -     (0.01)        -
                                                  --------  --------  --------  --------
      Net income (loss) per common share          $   0.02  $  (0.03) $  (0.02) $  (0.13)
                                                  ========  ========  ========  ========
Net cash provided by (used in) -
   Operating activities
      Before changes in operating assets
        and liabilities                           $    509  $   (181) $    853  $   (539)
                                                  ========  ========  ========  ========
      After changes in operating assets
        and liabilities                           $    382  $    (62) $    525  $   (656)
                                                  ========  ========  ========  ========
   Investing activities                           $    (30) $   (200) $   (554) $   (502)
                                                  ========  ========  ========  ========
   Financing activities                           $      -  $      -  $    763  $      -
                                                  ========  ========  ========  ========

                            SUMMARY OF BALANCE SHEETS

                                                  December 31, 2000    December 31, 1999
                                                  -----------------    -----------------
Net working capital                                     $ 1,424             $   302
Property and equipment, net                               5,729               6,124
Total assets                                              7,429               6,805
Long-term debt                                            2,295               3,235
Net stockholders' equity                                  4,858               3,242

                                 PRODUCTION DATA
                                                  Three Months Ended  Twelve Months Ended
                                                     December 31,       December 31,
                                                  ------------------  ------------------
                                                    2000      1999      2000      1999
                                                  --------  --------  --------  --------
                                                       (Unaudited)
Net production:
   Oil (Bbl)                                         3,000     4,000    12,000    17,000
   Gas (Mcf)                                       169,000    96,000   591,000   508,000
Average sales prices for period:
   Oil ($/Bbl)                                    $  31.66  $  22.99  $  29.67  $  17.89
   Gas ($/Mcf)                                        5.40      2.74      4.11      2.34

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        None

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                FORTUNE NATURAL RESOURCES  CORPORATION



                                By:  /s/ Dean W. Drulias
                                     ---------------------------
                                     Dean W. Drulias
                                     Executive Vice President



Date:  March 7, 2001